Exhibit 99.1

W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579	FOR IMMEDIATE RELEASE TUESDAY, FEBRUARY 8, 2005 Contact:
	David J. Vander Zanden President / CEO 920-882-5602	Mary M. Kabacinski EVP / CFO 920-882-5852

SCHOOL SPECIALTY REPORTS FISCAL 2005 THIRD QUARTER RESULTS

• Revenue increases 20 percent • Gross margin improves 100 basis points • School Smart™ Private Label Launched

Greenville, WI, February 8, 2005—School Specialty (NASDAQ:SCHS), the leading education company providing supplemental learning products to the preK-12 market, today reported fiscal 2005 third quarter revenues of $128.1 million, a 20.2 percent increase over last year’s third quarter revenues of $106.6 million and a net loss of $0.49 per diluted share in its seasonally light third quarter as compared with a loss of $0.53 per diluted share in last year’s third quarter. Net income of $51.4 million for the fiscal nine months ended January 22, 2005 includes restructuring and bond redemption charges of $4.2 million with an after-tax effect of $2.6 million or $0.11 per diluted share. Net income, before those charges, is up 15.0 percent from fiscal 2004 for the nine-month period.

“Our warehouse integration goals this quarter were very ambitious and, we are pleased to report, are right on schedule,” said David J. Vander Zanden, President and Chief Executive Officer of School Specialty. “On January 1, 2005 we took occupancy of our new Lancaster, Pennsylvania distribution center. At 400,000 square feet, it is the largest DC in our national network and optimally located to serve our customer base on the east coast. Capacity and productivity gains in Lancaster facilitated the closing of five distribution centers in other locations. We are also in the process of closing two Children’s Publishing warehouses in Michigan for a total of seven warehouses closed or closing this quarter,” he added. “We are looking forward to the fiscal 2006 season with all our major franchises under a common infrastructure.”

Third Quarter Financial Performance

Net loss for the third quarter of fiscal 2005 was $0.49 per diluted share as compared to fiscal 2004’s third quarter net loss of $0.53 per diluted share. Revenues for the seasonally light quarter rose 20.2 percent to $128.1 million from $106.6 million in the third quarter last year. The growth in revenues was attributable to acquired businesses and to organic growth of 6 percent in the third quarter. Gross margin was 40.7 percent of revenues as compared to 39.7 percent of revenues in the third quarter of fiscal 2004. The increase in gross margin was driven by an increase in sales of higher margin proprietary products by our specialty segment as a percentage of our overall product sales mix, partially offset by a competitive pricing environment in our traditional segment.

Operating loss for the quarter was $15.4 million as compared to $11.8 million last year. Included in operating loss was a $0.7 million restructuring charge related to the on-going closure of our Agawam, Massachusetts distribution center and our Tempe, Arizona facility. Selling, general and administrative expenses (SG&A) as a percent of revenues, excluding the restructuring charge, was 52.2 percent as compared with 50.8 percent last

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year. The increase in SG&A as a percent of revenues was primarily driven by an increase in revenue mix attributable to sales by the specialty segment, which generally has higher marketing costs than the traditional segment, and a higher SG&A structure for acquired businesses which have not yet been fully integrated. These increases were partially offset by reduced warehouse and transportation expense, resulting from our supply chain optimization efforts.

Nine Month Financial Performance

Revenues for the first nine months of fiscal 2005 were $827.3 million as compared with $746.1 million last year, representing growth of 10.9 percent. The increase in revenues was due to acquired businesses and blended organic growth in the traditional and specialty segments of 3.3 percent. Gross margin expanded 60 basis points to 41.6 percent from 41.0 percent last year. The increase in gross margin was driven by a continued increase in mix of high margin proprietary products, partially offset by a competitive pricing environment for non-proprietary products, particularly in the traditional segment.

Operating income year-to-date is up 6.4 percent or $5.9 million. Excluding restructuring charges of $2.3 million, operating income was $99.5 million as compared to $91.3 million last year-to-date, up $8.2 million or 9.0 percent. SG&A as a percent of revenues, excluding restructuring charges, was 29.5 percent as compared to 28.8 percent last year. The increase in SG&A as a percent of revenues was driven by an increase in sales by the specialty segment as a percentage of our overall revenue mix and a higher SG&A structure for acquired businesses which have not yet been fully integrated, partially offset by reduced warehouse and transportation costs.

Net income was $51.4 million, an increase of 9.5 percent over last year’s $46.9 million. Net income, excluding the $2.3 million restructuring charges noted above and the $1.8 million premium and fees related to the redemption of convertible debt in the second quarter, was $53.9 million, a $7.0 million or 15.0 percent increase over the prior year. Diluted earnings per share was $2.22, a 3.7 percent increase over the prior year of $2.14. Diluted earnings per share prior to the noted charges was $2.33, an 8.9 percent increase over the prior year.

Launch of School Smart™ Private Label Products

In January 2005 we launched the School Smart™ line including over 900 classroom-essential consumables sourced domestically and internationally directly by School Specialty. From office basics to art supplies to instructional materials, the line is designed to provide the best possible resources at an attractive price. Our Education Essentials sales force will introduce School Smart™ to educators in March with the distribution of 40,000 promotional kits containing select School Smart™ products. Later this year we will increase this offering with hundreds of new products, and we will send School Smart™ catalogs to educators and administrators across the United States and Canada. The School Smart™ line is offered across the School Specialty family of brands. Over the next two years we plan to increase the School Smart™ line to over 2,000 products.

Other Events in Third Quarter

On December 8, 2004 the company signed a supplemental indenture related to our 3.75% Convertible Subordinated Notes due 2023. The supplemental indenture provides that the company shall satisfy the principal portion of the notes in cash (as further defined in the Indenture). As a result of the supplemental indenture, the company will not be required to include in the computation of diluted earnings per share the principal portion of the shares potentially issuable upon conversion of the notes.

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Outlook

“We are confirming our earlier fiscal 2005 revenue guidance of $980 million to $1 billion representing revenue growth of 8 to 10 percent. We are also confirming our earlier guidance for fiscal 2005 earnings per share at $2.25 to $2.35 before restructuring and bond redemption charges of $0.11 per diluted share, a 16 to 21 percent increase over fiscal 2004,” said Vander Zanden.

“We continue to see evidence of an improving K-12 funding environment and expect to restore margins in our traditional segment to their historic levels. We are pleased to confirm our previous guidance for fiscal 2006 targeting revenues, excluding acquisitions, at $1.02 to $1.07 billion, a 4 to 7 percent internal growth rate,” said Vander Zanden. We are also confirming our expected 9 to 15 percent growth in diluted earnings per share to $2.45 to $2.70 per diluted share,” he added. “Please note that our fiscal 2006 guidance does not include the anticipated impact related to stock option expensing.”

Internet Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2005 third quarter conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today at 10:00 am Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the General Investor Information Overview and Press Release pages of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty, Inc., is an education company serving the preK-12 education market by providing products, services and ideas that enhance student achievement and development to educators and schools across the United States. School Specialty’s family of brands serve more than 118,000 schools throughout the United States and Canada with a comprehensive range of more than 85,000 products and services. The Company reaches customers through more than 40 million catalogs mailed annually, multiple commerce sites and through its staff of over 2,800 associates including 500 sales representatives. With a focus on the education industry, School Specialty family brands include School Specialty Education Essentials, School Specialty Children’s Publishing, Classroom Direct, Childcraft, abc School Supply, Sax Arts & Crafts, Frey Scientific, Premier Agenda, Sportime, Califone and Teacher’s Video. Each serves educators and curriculum specialists in curriculum-specific and proprietary product offerings developed with and inspired by educators. For more information, visit www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking,” including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.2 of School Specialty’s Annual Report on Form 10-K for fiscal year 2004 and other documents filed with the Securities and Exchange Commission.

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School Specialty, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

Unaudited

	Three Months Ended		Nine Months Ended
	January 22, 2005	January 24, 2004	January 22, 2005	January 24, 2004
Revenues	$128,120	$106,609	$827,337	$746,105
Cost of revenues	75,955	64,305	483,559	440,007

Gross profit	52,165	42,304	343,778	306,098
Selling, general and administrative expenses	66,923	54,105	244,312	214,843
Restructuring costs	658	—	2,347	—

Operating income (loss)	(15,416)	(11,801)	97,119	91,255
Interest expense and other	2,807	4,885	11,885	14,535
Premium paid and fees for convertible debt redemption	—	—	1,839	—

Income (loss) before provision for (benefit from) income taxes	(18,223)	(16,686)	83,395	76,720
Provision for (benefit from) income taxes	(7,016)	(6,580)	32,043	29,803

Net income (loss)	$(11,207)	$(10,106)	$51,352	$46,917

Weighted average shares outstanding:
Basic	22,720	18,894	21,179	18,767
Diluted	22,720	18,894	24,006	23,999
Per share amounts:
Basic	$(0.49)	$(0.53)	$2.42	$2.50
Diluted	$(0.49)	$(0.53)	$2.22	$2.14
Earnings before interest and other, taxes, depreciation, amortization and premium paid and fee expense on convertible debt redemption (EBITDA) reconciliation:
Net income (loss)	$(11,207)	$(10,106)	$51,352	$46,917
Provision for (benefit from) income taxes	(7,016)	(6,580)	32,043	29,803
Interest expense and other	2,807	4,885	11,885	14,535
Depreciation and amortization expense	4,687	4,029	13,472	12,932
Premium paid and fees for convertible debt redemption	—	—	1,839	—

EBITDA	$(10,729)	$(7,772)	$110,591	$104,187

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School Specialty, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	January 22, 2005	April 24, 2004	January 24, 2004
	(Unaudited)		(Unaudited)
Assets
Cash and cash equivalents	$4,617	$2,369	$44,246
Accounts receivable	56,419	52,995	52,044
Inventories	127,425	139,786	81,575
Prepaid expenses and other current assets	39,415	28,069	32,096
Deferred taxes	5,757	5,757	4,594

Total current assets	233,633	228,976	214,555
Property and equipment, net	68,809	65,294	59,418
Goodwill and other intangible assets, net	535,784	517,696	508,345
Other	18,415	20,641	13,424

Total assets	$856,641	$832,607	$795,742

Liabilities and Shareholders’ Equity
Current maturities—long-term debt	$22,167	$524	$557
Accounts payable	43,027	58,225	35,064
Other current liabilities	47,529	38,226	46,582

Total current liabilities	112,723	96,975	82,203
Long-term debt	149,848	314,104	299,821
Deferred taxes and other	43,013	42,553	28,952

Total liabilities	305,584	453,632	410,976
Shareholders’ equity	551,057	378,975	384,766

Total liabilities & shareholders’ equity	$856,641	$832,607	$795,742

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School Specialty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

Unaudited

	Nine Months Ended
	January 22, 2005	January 24, 2004
Cash flows from operating activities:
Net income	$51,352	$46,917
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	13,472	12,932
Amortization of development costs	2,791	662
Amortization of debt fees and other	1,112	2,071
Loss on redemption of convertible debt	1,839	—
Loss (gain) on disposal or impairment of property and equipment	52	(13)
Restructuring costs, net of payments	980	(215)
Change in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(1,527)	(873)
Inventories	15,829	30,140
Deferred catalog costs	(91)	4,060
Prepaid expenses and other current assets	(10,245)	(10,159)
Accounts payable	(17,004)	(25,269)
Accrued liabilities	7,642	11,601

Net cash provided by operating activities	66,202	71,854

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(19,119)	(36,112)
Additions to property and equipment	(14,722)	(4,897)
Investment in development costs	(4,317)	(2,801)
Proceeds from business disposition	193	—
Proceeds from disposal of property and equipment	51	1,132

Net cash used in investing activities	(37,914)	(42,678)

Cash flows from financing activities:
Proceeds from bank borrowings	404,100	260,700
Repayment of debt and capital leases	(397,216)	(386,779)
Proceeds from convertible debt offering	—	133,000
Redemption of convertible debt	(34,843)	—
Premium paid on redemption of convertible debt	(1,195)	—
Payment of debt fees and other	(12)	(4,044)
Proceeds from exercise of stock options	3,126	9,804

Net cash (used in) provided by financing activities	(26,040)	12,681

Net increase in cash and cash equivalents	2,248	41,857
Cash and cash equivalents, beginning of period	2,369	2,389

Cash and cash equivalents, end of period	$4,617	$44,246

Free cash flow reconciliation:
Net cash provided by operating activities	$66,202	$71,854
Additions to property and equipment	(14,722)	(4,897)
Investment in development costs	(4,317)	(2,801)
Proceeds from disposal of property and equipment	51	1,132

Free cash flow	$47,214	$65,288

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School Specialty, Inc.

Segment Analysis—Revenues and Gross Profit/Margin Analysis

3rd Quarter, Fiscal 2005

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD
					% of Revenues
	3Q05-QTD	3Q04-QTD	Change $	Change %	3Q05-QTD	3Q04-QTD
Revenues
Traditional	$61,879	$55,618	$6,261	11.3%	48.3%	52.2%
Specialty	66,241	50,991	15,250	29.9%	51.7%	47.8%

Total Revenues	$128,120	$106,609	$21,511	20.2%	100.0%	100.0%

					% of Gross Profit
	3Q05-QTD	3Q04-QTD	Change $	Change %	3Q05-QTD	3Q04-QTD
Gross Profit
Traditional	$18,871	$17,831	$1,040	5.8%	36.2%	42.1%
Specialty	33,294	24,473	8,821	36.0%	63.8%	57.9%

Total Gross Profit	$52,165	$42,304	$9,861	23.3%	100.0%	100.0%

Segment Gross Margin Summary-QTD
Gross Margin	3Q05-QTD	3Q04-QTD
Traditional	30.5%	32.1%
Specialty	50.3%	48.0%
Total Gross Margin	40.7%	39.7%

Segment Revenues and Gross Profit/Margin Analysis-YTD
					% of Revenue
	3Q05-YTD	3Q04-YTD	Change $	Change %	3Q05-YTD	3Q04-YTD
Revenues
Traditional	$405,604	$393,684	$11,920	3.0%	49.0%	52.8%
Specialty	421,733	352,421	69,312	19.7%	51.0%	47.2%

Total Revenues	$827,337	$746,105	$81,232	10.9%	100.0%	100.0%

					% of Gross Profit
	3Q05-YTD	3Q04-YTD	Change $	Change %	3Q05-YTD	3Q04-YTD
Gross Profit
Traditional	$127,337	$129,515	$(2,178)	-1.7%	37.0%	42.3%
Specialty	216,441	176,583	39,858	22.6%	63.0%	57.7%

Total Gross Profit	$343,778	$306,098	$37,680	12.3%	100.0%	100.0%

Segment Gross Margin Summary-YTD
Gross Margin	3Q05-YTD	3Q04-YTD
Traditional	31.4%	32.9%
Specialty	51.3%	50.1%
Total Gross Margin	41.6%	41.0%

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